Exhibit 10.1

SupportSoft, Inc.

April 6, 2006

Mr. Josh Pickus

Dear Josh:

SupportSoft, Inc. (the “Company”) is pleased to offer you employment on the following terms:

Position. Commencing April 6, 2006 (the “Employment Date”) you will be employed as President and Chief Executive Officer, reporting only to the Board of Directors. You will be employed at the Company’s headquarters in Redwood City, California. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Board Membership. You will be elected to serve as a member of the Board of Directors of the Company, concurrent with the Employment Date. All directors are subject to election and removal by the shareholders of the Company in accordance with its by-laws and Delaware law.

Cash Compensation. The Company will pay you a starting salary at the rate of $350,000 per year. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, including the initial fiscal year of your employment with the Company. Bonuses will be earned based on satisfaction of criteria established by the Company’s Board of Directors within the first ninety (90) days of the fiscal year (and in the case of the first fiscal year of your employment with the Company, within ninety (90) days of your Employment Date). Such criteria shall be based 100% on “management by objective” (MBO) criteria established and agreed to by you and the Company’s Compensation Committee (the “Compensation Committee”). Your target bonus for fiscal year 2006 will be equal to $300,000. You may be awarded an incentive bonus in excess of the target bonus based on your performance, as determined in the sole discretion of the Compensation Committee. The bonus for a fiscal year will be paid within 2-1/2 months after the Company’s books for that year have been closed and will be earned by you only if you are employed by the Company on the last day of the fiscal year. The determinations of the Compensation Committee with respect to your bonus will be final and binding. Following fiscal year 2006, your base salary and target bonus will be reviewed annually by the Compensation Committee.

Employee Benefits. As a regular employee of the Company, you will also be eligible to receive all employee benefits, including health care (medical, vision, dental, hospital) and welfare insurance (life, long term disability, short term disability), eligibility to participate in the company’s employee stock purchase plan and 401k plan, and vacation (paid time off) of 20 days per annum. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary. The Company will reimburse you for ordinary and necessary business expenses you incur in connection with the performance of your duties on behalf of the Company in accordance with the Company’s normal procedures, as they may be amended from time to time.

Stock Options. You will be granted an option to purchase 1,300,000 shares of the Company’s Common Stock (the “Standard Grant”) on your Employment Date. The exercise price per share will be equal to the Fair Market Value, as defined in the Company’s 2000 Omnibus Equity Incentive Plan (the “Plan”) for purposes of this letter agreement, per share of the Company’s Common Stock on the Employment Date. The Standard Grant will be subject to the terms and conditions applicable to options granted under Plan and the applicable Stock Option Agreement (substantially in the form attached as Exhibit A). Except as provided for herein with respect to accelerated vesting and exercisability in connection with a Change of Control, the Standard Grant will be subject to vesting in equal monthly installments over 48 months conditioned on your continuous common law employment, as described in the applicable Stock Option Agreement.

You will also be granted two additional options, each for 200,000 shares (the “First Additional Grant” and the “Second Additional Grant,” respectively), on the Employment Date. The exercise price per share for each such grant will be equal to the Fair Market Value per share of the Company’s Common Stock on the Employment Date, and except as provided for herein with respect to accelerated vesting and exercisability in connection with a Change of Control, each such grant will be subject to vesting in equal monthly installments over 48 months conditioned on your continuous common law employment. Notwithstanding the foregoing, (a) the First Additional Grant shall only be exercisable, to the extent vested, following the date as of which the Fair Market Value of the Company’s Common Stock has first equaled or exceeded $6 for 20 consecutive trading days; and (b) the Second Additional Grant shall only be exercisable, to the extent vested, following the date as of which the Fair Market Value of the Company’s Common Stock has first equaled or exceeded $9 for 20 consecutive trading days. The First Additional Grant and Second Additional Grant will each be subject to the terms and conditions applicable to options granted under the Plan and the applicable Stock Option Agreement (both substantially in the form attached as Exhibit B, respectively). Following the initial twelve month period of your employment, you will be eligible to receive additional equity compensation awards as determined by the Compensation Committee in its sole discretion, and it is anticipated that such grants will be made if appropriate taking into account performance, overall compensation and such other considerations as the Compensation Committee may deem relevant.

Notwithstanding anything in this agreement, the Plan or the applicable stock option agreement to the contrary, if the Company is subject to a Change of Control (as defined in the Plan) before your employment with the Company terminates and you are subject to an Involuntary Termination within 12 months on or after that Change of Control, then your Standard Grant, First Additional Grant and Second Additional Grant will each become 100% vested and exercisable as to all shares subject to such options upon such Involuntary Termination (as defined below). Such consideration shall be in addition to any cash payments to which you may be entitled under the paragraph entitled Severance Pay below.

“Involuntary Termination” means either (a) that your employment is terminated by the Company without Cause (as defined below) or (b) that you resign because (1) the annual rate of your salary was reduced by the Company without your written consent, (2) without your written consent, you are no longer continuing as the Company’s Chief Executive Officer or, following a Change of Control (as defined in the Plan), you are not serving as the Chief Executive Officer of the parent successor entity, (3) you remain Chief Executive Officer but are not renominated to serve on the Company’s Board of Directors, or (4) the Company has determined without your written consent to relocate your principal place of work by a distance of 50 miles or more from the location of your initial employment with the Company. Involuntary Termination does not include termination by reason of death or Permanent Disability. “Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

“Cause” means (a) any intentional unauthorized use or disclosure of any confidential information or trade secrets of the Company that is materially detrimental to the Company; (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (c) willful refusal to follow the lawful written instructions of the Board of Directors; (d) any intentional or willful material misconduct or breach of material Company policy by you that is materially detrimental to the Company; (e) a material breach of your fiduciary duties as an officer of the Company; or (f) in connection with your hire by the Company, a material misrepresentation by you regarding your background or credentials. In any situation in which a termination for “Cause” is asserted by the Company, the Company’s Board of Directors shall provide to you in writing its grounds for the belief that a termination for “Cause” exists, and, in the case of (c) above, you shall have not less than 15 business days to cure such breach.

Severance Pay. If you are subject to an Involuntary Termination prior to a Change of Control (as defined in the Plan), then the Company will pay you severance pay for a period of twelve (12) months following the termination of your employment, at the rate of your base salary in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures, and will pay you a lump sum equal to 50% of your target bonus as in effect for the fiscal year in which you terminate employment. If you are subject to an Involuntary Termination on or within twelve (12) months after a Change of Control (as defined in the Plan), then the Company will pay you a lump sum severance amount equal to twelve (12) months of your then current annual base salary, and 100% of your target bonus as in effect for the fiscal year in which you terminate employment. You will also receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents under Section 4980B of the Internal Revenue Code or corresponding provisions of state law (“COBRA”) through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans or (z) the date you no longer constitute a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code); provided, however, that you will be solely responsible for electing COBRA coverage within the required time periods. However, this paragraph will not apply unless you (a) sign a mutual general release of claims (in a form prescribed by the Company) and (b) have returned all Company property.

Section 409A. Any cash severance to be paid pursuant to this Agreement will not be paid during the six-month period following your termination of employment, unless the Company reasonably determines that paying such amounts immediately following your termination of employment would not result in the imposition of additional tax under Section 409A of the Internal Revenue Code (“Section 409A”). If no cash severance is paid to you upon termination of your employment as a result of Section 409A, on the first day following such six-month period, the Company will pay you such cash severance in a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you pursuant to this Agreement. Thereafter, you will receive your cash severance payments in accordance with the terms as set forth above in the paragraph titled “Severance Pay.”

Excise Taxes. Notwithstanding any contrary provision in the Plan or the applicable stock option agreement, if all or any portion of the amounts payable to you or on your behalf under this agreement or otherwise are subject to the excise tax imposed by Code Section 4999 (or similar state tax and/or assessment), the Company shall pay to you or on your behalf an amount necessary to place you in the same after-tax position as you would have been in had no such Excise Tax been imposed or assessed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall be made by a nationally recognized independent accounting firm mutually agreed upon between the parties. Notwithstanding the foregoing, however, the payments to be made by the Company to you or on your behalf pursuant to this paragraph shall be capped at, and may in no event exceed, $1,500,000.

Employment, Confidential Information and Invention Assignment Agreement. As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”), a copy of which is attached hereto as Exhibit C. The Employee NDA requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, subject to the acceleration of vesting and severance pay and benefits in the case of an Involuntary Termination subject to the terms and conditions set forth in this agreement. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term regarding your at-will employment relationship. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member (other than you) of the Board of Directors of the Company.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Legal Expenses. The Company will promptly reimburse you for the documented legal fees incurred by you in connection with the negotiation and execution of this agreement, not to exceed $5,000.

Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Entire Agreement. This letter supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding your employment with the Company.

Arbitration. As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee NDA and returning them to me. This offer, if not accepted, will expire at the close of business on April 6, 2006. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before April 6, 2006.

If you have any questions, please call me.

Very truly yours,

SUPPORTSOFT, INC.

By:	/s/ Casey Eichler
Member of Board of Directors
April 6, 2006

I have read and accept this employment offer:

/s/ Josh Pickus
Signature of Josh Pickus

Dated: 4/6/06

Attachment

Exhibit A: Form of Stock Option Agreement for Standard Grant

Exhibit B: Form of Stock Option Agreement for First and Second Additional Grants

Exhibit C: Employment, Confidential Information and Invention Assignment Agreement

Exhibit A to Offer Letter

NOTICE OF STOCK OPTION GRANT

SUPPORTSOFT, INC.

2000 OMNIBUS EQUITY INCENTIVE PLAN

Josh Pickus, you have been granted the following option to purchase Common Stock of SupportSoft, Inc. (the “Company”) under the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan (the “Plan”):

Grant Date:	April 6, 2006

Total Number of Shares Granted:	1,300,000

Type of Option:	Non-Statutory Option

Exercise Price Per Share:	$XX

Total Exercise Price	$XX

Vesting Commencement Date:	April 6, 2006

Expiration Date:	April 6, 2013

Vesting	Schedule

Except as provided for below in “Termination of Employment”, the shares subject to this option shall become vested and exercisable according to the following schedule: 1/48th of the Total Number of Shares subject to this option shall vest and become exercisable on each monthly anniversary of the Vesting Commencement Date, until fully vested and exercisable, subject to your continuous common-law employment with the Company.

Termination of Employment

If you are subject to an Involuntary Termination (as defined in the employment agreement between you and the Company dated April     , 2006 (the “Employment Agreement”)) within twelve (12) months on or after a Change in Control (as defined in the Plan), the option will become 100% vested and exercisable as to all shares subject to the option upon such Involuntary Termination.

Post-Termination Exercise Period

If your service with the Company terminates for any reason other than Total and Permanent Disability or death, then your option expires ninety (90) days after your termination date (or on the Expiration Date of the option, if earlier).

The option shall be forfeited to the extent it has not vested and become exercisable on or before your termination of common-law employment with the Company. The vested and exercisable portion of the option shall be forfeited to the extent it is not exercised within the periods specified in the Plan, this Notice and the Stock Option Agreement.

Form of Payment:

Payment may be made in the following form(s):

Personal check, a cashier’s check, or money order.

In shares of Company stock which have been owned by you or your representative for more than twelve (12) months and which are surrendered to the Company in good form for transfer.

By delivering on a form approved by the Committee of an irrevocable direction to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds in an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

Additional Terms:

Notwithstanding anything in this Notice, the Plan and the Stock Option Agreement to the contrary, Section 19 of the Plan (or any similar golden parachute excise tax cut-back) shall not apply to this option.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the term and conditions of this Notice, the Plan and the Stock Option Agreement, located on the intranet, which is made a part of this document.

OPTIONEE:	SUPPORTSOFT, INC.

By:
Josh Pickus		Ken Owyang
	Title:	Vice President of Finance

Address:

STOCK OPTION AGREEMENT

FOR THE SUPPORTSOFT, INC.

2000 OMNIBUS EQUITY INCENTIVE PLAN (“the PLAN”)

(effective October 1, 2005)

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting and Exercisability	This option becomes exercisable in accordance with the schedule set forth in the Notice of Stock Option Grant.

Term	This option expires on the date shown in the Notice of Stock Option Grant, but in no event later than the 7th anniversary of the Grant Date.

Regular Termination	If your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason excluding death or total and permanent disability, then this option will expire on the date specified in the Notice of Stock Option Grant under the heading “Post-Termination Exercise Period.”

Death or Disability	If you become Totally and Permanently Disabled (as defined in Section 2(ii) of the Plan) or die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of your termination of employment.

Leaves of Absence	For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option you may do so directly through your E*Trade Account or by completing the Letter of Intent/Stock Option Exercise Form (located on the Company’s intranet)and filing it with the Stock Administration Department of the Company. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale (e.g., a lock-up period after the Company goes public). This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer of Option	Prior to your death, only you can exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may in any event dispose of this option in your will.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT WHICH INCORPORATES BY REFERENCE THIS STOCK OPTION AGREEMENT AND THE PLAN, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE NOTICE AND IN THE PLAN.

Exhibit B to Offer Letter

NOTICE OF STOCK OPTION GRANT

SUPPORTSOFT, INC.

2000 OMNIBUS EQUITY INCENTIVE PLAN

Josh Pickus, you have been granted the following option to purchase Common Stock of SupportSoft, Inc. (the “Company”) under the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan (the “Plan”):

Grant Date:	April 6, 2006

Total Number of Shares Granted:	200,000

Type of Option:	Non-Statutory Option

Exercise Price Per Share:	$XX

Total Exercise Price	$XX

Vesting Commencement Date:	April 6, 2006

Expiration Date:	April 6, 2013

Vesting Schedule

Except as provided for below in “Termination of Employment”, the shares subject to this option shall become vested according to the following schedule: 1/48th of the Total Number of Shares subject to this option shall vest on each monthly anniversary of the Vesting Commencement Date, until fully vested, subject to your continuous common-law employment with the Company. However, notwithstanding anything in this Notice, the Plan or the Stock Option Agreement to the contrary (but except as provided for below in “Termination of Employment”), this option shall only be exercisable, to the extent vested, following the date as of which the Fair Market Value of the Company’s Common Stock has first equaled or exceeded $6 for 20 consecutive trading days.

Termination of Employment

If you are subject to an Involuntary Termination (as defined in the employment agreement between you and the Company dated April     , 2006 (the “Employment Agreement”)) within twelve (12) months on or after a Change in

Control (as defined in the Plan), the option will become 100% vested and exercisable as to all shares subject to the option upon such Involuntary Termination.

Post-Termination Exercise Period

If your service with the Company terminates for any reason other than Total and Permanent Disability or death, then your option expires ninety (90) days after your termination date (or on the Expiration Date of the option, if earlier).

The option shall be forfeited to the extent it has not vested and become exercisable on or before your termination of common-law employment with the Company. The vested and exercisable portion of the option shall be forfeited to the extent it is not exercised within the periods specified in the Plan, this Notice and the Stock Option Agreement.

Form of Payment:

Payment may be made in the following form(s):

Personal check, a cashier’s check, or money order.

In shares of Company stock which have been owned by you or your representative for more than twelve (12) months and which are surrendered to the Company in good form for transfer.

By delivering on a form approved by the Committee of an irrevocable direction to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds in an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

Additional Terms:

Notwithstanding anything in this Notice, the Plan and the Stock Option Agreement to the contrary, Section 19 of the Plan (or any similar golden parachute excise tax cut-back) shall not apply to this option.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the term and conditions of this Notice, the Plan and the Stock Option Agreement, located on the intranet, which is made a part of this document.

OPTIONEE:	SUPPORTSOFT, INC.

By:
Employee		Ken Owyang

Address:		Title: Vice President of Finance

NOTICE OF STOCK OPTION GRANT

SUPPORTSOFT, INC.

2000 OMNIBUS EQUITY INCENTIVE PLAN

Josh Pickus, you have been granted the following option to purchase Common Stock of SupportSoft, Inc. (the “Company”) under the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan (the “Plan”):

Grant Date:	April 6, 2006

Total Number of Shares Granted:	200,000

Type of Option:	Non-Statutory Option

Exercise Price Per Share:	$XX

Total Exercise Price	$XX

Vesting Commencement Date:	April 6, 2006

Expiration Date:	April 6, 2013

Vesting Schedule

Except as provided for below in “Termination of Employment”, the shares subject to this option shall become vested according to the following schedule: 1/48th of the Total Number of Shares subject to this option shall vest on each monthly anniversary of the Vesting Commencement Date, until fully vested, subject to your continuous common-law employment with the Company. However, notwithstanding anything in this Notice, the Plan or the Stock Option Agreement to the contrary (but except as provided for below in “Termination of Employment”), this option shall only be exercisable, to the extent vested, following the date as of which the Fair Market Value of the Company’s Common Stock has first equaled or exceeded $9 for 20 consecutive trading days.

Termination of Employment

If you are subject to an Involuntary Termination (as defined in the employment agreement between you and the Company dated April     , 2006 (the “Employment Agreement”)) within twelve (12) months on or after a Change in Control (as defined in the Plan), the option will become 100% vested and exercisable as to all shares subject to the option upon such Involuntary Termination.

Post-Termination Exercise Period

If your service with the Company terminates for any reason other than Total and Permanent Disability or death, then your option expires ninety (90) days after your termination date (or on the Expiration Date of the option, if earlier).

The option shall be forfeited to the extent it has not vested and become exercisable on or before your termination of common-law employment with the Company. The vested and exercisable portion of the option shall be forfeited to the extent it is not exercised within the periods specified in the Plan, this Notice and the Stock Option Agreement.

Form of Payment:

Payment may be made in the following form(s):

Personal check, a cashier’s check, or money order.

In shares of Company stock which have been owned by you or your representative for more than twelve (12) months and which are surrendered to the Company in good form for transfer.

By delivering on a form approved by the Committee of an irrevocable direction to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds in an amount sufficient to pay the option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you.

Additional Terms:

Notwithstanding anything in this Notice, the Plan and the Stock Option Agreement to the contrary, Section 19 of the Plan (or any similar golden parachute excise tax cut-back) shall not apply to this option.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the term and conditions of this Notice, the Plan and the Stock Option Agreement, located on the intranet, which is made a part of this document.

OPTIONEE:	SUPPORTSOFT, INC.

By:
Employee		Ken Owyang

Address:		Title: Vice President of Finance

EXHIBIT C TO OFFER LETTER

SUPPORTSOFT

EMPLOYMENT, CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with SupportSoft, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential information.

(A) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or others who were under confidentiality obligations as to the item or items involved.

(B) Former Employment Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(C) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(A) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(B) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(C) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(D) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(E) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure of the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application of any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(F) Exception to Assignments. I understand that the provision of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief. I agree that any dispute or claim, including but not limited to all contract, tort, discrimination and other statutory claims, between the Company and me arising under or relating to my employment or termination of employment with the Company (“arbitrable claims”), shall be resolved by arbitration, except for claims under applicable workers’ compensation law and unemployment insurance claims alleged against the Company and/or its agents. HOWEVER, I agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s or my trade secrets or proprietary information, or claims under any non-solicitation agreements. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. I hereby waive any rights I may have to a jury trial in regard to the arbitrable claims. I further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in San Mateo County, California (or other mutually agreed upon city) under the National Rules for the Resolution of Employment Disputes. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act.

11. General Provisions.

(A) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(B) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

(C) Severability. If one more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(D) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:
Signature

Name of Employee (typed or printed)

EMPLOYMENT, CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying or Brief Description	Number

             No inventions or improvements

             Additional Sheets Attached

Signature of Employee: ___________________

Print Name of Employee: ___________________

Date: ___________________

EMPLOYMENT, CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS;

ASSIGNMENT OF RIGHTS

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EMPLOYMENT, CONFIDENTIAL INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT C

SUPPORTSOFT

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to SupportSoft, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with the terms of the Company’s Employment Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not, directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EMPLOYMENT, CONFIDENTIAL INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT D

SUPPORTSOFT

CONFLICT OF INTEREST GUIDELINES

It is the policy of SupportSoft to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interest of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.	Initiating or approving personal actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.	Investing or holding outside directorships in any competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers, or suppliers.

8.	Acquiring real estate of interest to the Company.

9.	Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.